                                  SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, For Use of Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                       HighwayMaster Communications, Inc.
                (Name of Registrant as Specified in Its Charter)


Payment of Filing Fee (Check the appropriate box)
[X] No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1.   Title of each class of securities to which transaction applies: ______
          ______________________________________________________________________
     2.   Aggregate number of securities to which transaction applies: _________
          ______________________________________________________________________
     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ___________
          ______________________________________________________________________
     4.   Proposed maximum aggregate value of transaction: _____________________
     5.   Total Fee Paid: ______________________________________________________

[ ]  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.   Amount Previously Paid: ______________________________________________
     2.   Form, Schedule or Registration Statement No.:  _______________________
     3.   Filing Party: ________________________________________________________
     4.   Date Filed: __________________________________________________________

                                     [LOGO]



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 25, 1999

TO THE STOCKHOLDERS OF HIGHWAYMASTER COMMUNICATIONS, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of HighwayMaster Communications, Inc. will be held at our headquarters at 1155 Kas Drive, Richardson, Texas 75081 on Tuesday, May 25, 1999, at 1:30 p.m., to consider and vote on the following proposals:

         1. Election of six directors to hold office until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified.

         2. Ratification of PricewaterhouseCoopers LLP as our independent accountants for 1999.

         3. Transaction of such other business as may properly come before the meeting.

         The foregoing items of business are more fully described in the attached proxy statement.

         Stockholders as of March 26, 1999, will be entitled to vote at this Annual Meeting. A holder of shares of HighwayMaster Communication, Inc.'s common stock is entitled to one vote, in person or by proxy, for each share of common stock owned by such holder on all matters properly brought before the Annual Meeting.

         All stockholders of HighwayMaster Communications, Inc. are invited to attend the annual meeting. Whether or not you expect to attend the annual meeting, we urge you to sign, date and promptly return the enclosed proxy card to assure your representation at the meeting. You can revoke your proxy at any time before it is voted.

         This Proxy Statement, voting instruction card and 1998 Annual Report are being distributed on or about April 27, 1999.

                                       By Order of the Board of Directors

                                       /s/ J. RAYMOND BILBAO

                                       J. Raymond Bilbao
                                       Secretary

Richardson, Texas
April 27, 1999


  1155 Kas Drive, Richardson, Texas  75081   o   972-301-2000, 800-493-3022

                                     [LOGO]








                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 25, 1999


                          GENERAL QUESTIONS AND ANSWERS

Q:       WHAT AM I VOTING ON?
A:       Re-election of six directors (Jana A. Bell, Stephen L. Greaves, William
         C. Kennedy, Jr., Terry S. Parker, Gerry C. Quinn and John T. Stupka) and ratification of PricewaterhouseCoopers LLP as HighwayMaster Communication, Inc.'s independent accountants.

Q:       WHO IS ENTITLED TO VOTE?
A:       Stockholders as of the close of business on March 26, 1999 (the Record
         Date). Each share of common stock is entitled to one vote.

Q:       HOW DO I VOTE?
A: You can vote by completing, signing and returning your proxy card or by coming to the meeting and voting in person.

Q:       HOW DOES DISCRETIONARY AUTHORITY APPLY?
A: If you sign your proxy card, but do not make any selections, your shares will be voted in favor of the nominees for election as directors and for the ratification of PricewaterhouseCoopers LLP.

Q:       IS MY VOTE CONFIDENTIAL?
A: Yes. Only the inspector, ChaseMellon Shareholders Services, LLC, and certain employees will have access to your proxy card. All comments will remain confidential, unless you ask that your name be disclosed.

Q:       WHO WILL COUNT THE VOTES?
A:       ChaseMellon will tabulate the votes and act as inspector of election.

Q:       WHAT CONSTITUTES A QUORUM?
A: As of March 26, 1999, 24,967,960 shares of common stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. If you vote by proxy card, you will be considered part of the meeting. ChaseMellon will count abstentions and broker non-votes in determining whether we have a quorum at the meeting. If you are present or represented by a proxy at the Annual Meeting and you abstain, your abstention will have no effect on the election of directors, but will have the same effect as a vote against the ratification of PricewaterhouseCoopers LLP.

Q:       WHAT PERCENTAGES OF STOCK DO THE DIRECTORS AND OFFICERS OWN?
A: Approximately 10.9% of our common stock as of December 31, 1998. (See page 21 for more details.)

Q:       WHO ARE THE LARGEST PRINCIPAL STOCKHOLDERS?
A: Erin Mills Stockholders, which includes shares owned of record by Erin Mills International Investment Corporation and The Erin Mills Investment Corporation, owned 9,088,326 shares, or 36.4%, collectively, as of December 31, 1998.

         Southwestern Bell Wireless Holdings, Inc owned preferred stock and warrants that are convertible into 6,600,000 shares of common stock, or 21.0%, as of December 31, 1998.

         Carlyle Stockholders (which includes Carlyle-HighwayMaster Investors, L.P., Carlyle-HighwayMaster Investors II, L.P. and TC Group, L.L.C.) owned 2,723,468 shares, or 10.9%, collectively, as of December 31, 1998.

Q:       WHEN ARE THE STOCKHOLDER PROPOSALS DUE FOR THE MEETING IN 2000?
A: Stockholder proposals must be in writing and must be received by HighwayMaster Communications, Inc., 1155 Kas Drive, Richardson, TX 75081, no later than December 13, 1999.

Q:       WHO WILL PAY THE SOLICITATION EXPENSES?
A: We will pay the cost of preparing and distributing this proxy statement and the cost of soliciting votes. We will reimburse stockbrokers and other custodians, nominees and fiduciaries for forwarding proxy and solicitation material to the owners of common stock.

Q:       WHAT IF I SIGN AND RETURN MY PROXY, BUT LATER CHANGE MY MIND?
A: You may revoke your proxy at any time before it is voted at the meeting by doing one of the following:

              o Sending a notice revoking your proxy to our Secretary at 1155 Kas Drive, Richardson, Texas 75081;

              o   Signing and mailing to us a proxy bearing a later date; or

              o   Coming to our meeting and voting in person.


                                    PROPOSALS

1.       RE-ELECTION OF DIRECTORS

         Nominees for re-election this year are:

              o   Jana A. Bell (director since 1998);

              o   Stephen L. Greaves (director since 1994);

              o   William C. Kennedy, Jr. (director since 1992);

              o   Terry S. Parker (director since 1995);

              o   Gerry C. Quinn (director since 1992); and

              o   John T. Stupka (director since 1998).

         The nominees named above have indicated they are able and willing to serve as directors. If any nominee is unable to serve, the nominee approved by the proxy card will vote the shares covered by that proxy card for such substitute nominee as the Board of Directors may select. Stockholders can withhold authority to vote for any nominee by entering the name of that nominee in the space provided for such purpose on the proxy card.

         Each director will be elected if the number of shares of common stock present at the Annual Meeting voted in favor of his or her election is greater than shares voted against his or her election.

         The Board of Directors recommends that you vote in favor of each nominee.

2.       RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS

         The Board of Directors has selected PricewaterhouseCoopers LLP as HighwayMaster Communication, Inc.'s independent accountants for 1999. PricewaterhouseCoopers LLP has audited our financial statements since our inception in 1992. Representatives of PriceWaterhouseCoopers LLP will attend the Annual Meeting to answer questions and may make a statement if they so desire.

         The selection of PricewaterhouseCoopers LLP as our independent accountants does not need to be ratified by the stockholders. If the choice of PricewaterhouseCoopers LLP is not ratified, the Board of Directors and the Audit Committee will reconsider the retention of PricewaterhouseCoopers. If the selection of PricewaterhouseCoopers LLP is ratified by the stockholders, the Board of Directors and the Audit Committee may direct the appointment of a different independent accounting firm at any time during 1999.

         The affirmative vote of a majority of the shares present is needed to ratify PricewaterhouseCoopers LLP as independent accountants for 1999.

         The Board of Directors recommends that you vote in favor of ratifying PricewaterhouseCoopers LLP as the independent accountants for 1999.


                         DIRECTORS & EXECUTIVE OFFICERS

DIRECTORS

         The following individuals are directors of both HighwayMaster Communications, Inc. and its wholly-owned subsidiary, HighwayMaster Corporation. We are soliciting your vote only with respect to the election of the HighwayMaster Communications, Inc. Board of Directors.

         JANA A. BELL - PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR SINCE SEPTEMBER 1998

         Ms. Bell, age 35, was initially employed by HighwayMaster Communications, Inc. and HighwayMaster Corporation in June 1998 as Executive Vice President and Chief Financial Officer. In September 1998, Ms. Bell was promoted to President and Chief Executive Officer of both entities, and she continued to act in the Chief Financial Officer capacity until November 1998. From March 1992 to June 1998, Ms. Bell was employed in a variety of capacities by AT&T Wireless Services and by its predecessors, LIN Broadcasting and McCaw Cellular Communications, Inc. She was initially employed as Director of Financial Planning and Control in March 1992 for LIN Broadcasting. In May 1994, she became Director of Finance for McCaw Properties. From January 1996 to June 1998 she served in various executive positions over the Southwest region of AT&T Wireless including Vice President and Chief Financial Officer since 1997. She last served as AT&T Wireless' Central United States Vice President of Operations from March 1998 until she left to join HighwayMaster. Prior to her employment at AT&T Wireless, Ms. Bell practiced public accounting for Ernst & Young LLP, last serving as an audit manager.

         STEPHEN L. GREAVES - DIRECTOR SINCE JUNE 1994

         Mr. Greaves, age 40, has served as President of Erin Mills International Investment Corporation, a private venture capital fund and stockholder of HighwayMaster Communications, Inc., since February 1997 and also served as General Manager from April 1993 to February 1997. From January 1992 until March 1993, Mr. Greaves worked as a private marketing consultant, and from January 1989 to December 1991, he served as Marketing Planner for Esso Standard Petroleum Oil. Mr. Greaves also serves as a director of Erin Mills International Investment Corporation, MotorVac Technologies, Inc., NewMed Corporation and several other privately held companies.


         WILLIAM C. KENNEDY, JR. - INTERIM CHAIRMAN OF THE BOARD OF DIRECTORS

         Mr. Kennedy, age 59, served as Chairman of the Board of Directors of HighwayMaster Communications, Inc. and of HighwayMaster Corporation from their inceptions, in 1992 and 1994 respectively, until September 1998 when Mr. William
C. Saunders became Chairman of both boards. Upon Mr. Saunders' departure in December 1998, Mr. Kennedy was appointed to serve as Interim Chairman and continues in this role currently for both HighwayMaster Communications, Inc. and HighwayMaster Corporation. Additionally, Mr. Kennedy served as Chief Executive Officer of HighwayMaster Communications, Inc. from its inception in 1992 until December 1994. Mr. Kennedy founded Instacom, Inc., serving as its Chairman and President from 1970 until its merger with Comdata Network, Inc. in 1983. From 1983 to 1985, Mr. Kennedy served as the Chairman of Comdata Network, Inc. From 1988 to 1994 he served as Chairman, President and Chief Executive Officer of By-Word, a company that was engaged in the engineering and development of voice recognition and communication products. From 1993 until its merger with Nextel Communications, Inc. in 1997, Mr. Kennedy served as a Director of Pittencrieff Communications, Inc., a specialized mobile radio provider.


         TERRY S. PARKER - DIRECTOR SINCE APRIL 1995

         Mr. Parker, age 54, served as President and Chief Operating Officer of CellStar Corporation, a cellular distributor, from March 1995 to July 1996. From October 1993 until March 1995, Mr. Parker served as President of GTE Personal Communications Services and as Senior Vice President of GTE Mobile Comm, a cellular service provider. From January 1989 until October 1993, Mr. Parker served as President of GTE-TP&S, a telecommunications company. Mr. Parker also serves as a Director of Illinois Superconductor, Inc., CellStar Corp. and Heartland Wireless, Inc.


         GERRY C. QUINN - DIRECTOR SINCE 1992

         Mr. Quinn, age 50, served as President of The Eighteen Wheeler Corporation and The F.B.R. Eighteen Corporation, both of which were affiliates of predecessor entities of HighwayMaster Communications, Inc., from April 1992 until February 1994. Mr. Quinn has served as President of The Erin Mills Investment Corporation, since July 1989, and as Executive Vice President of The Erin Mills Development Corporation a real estate development company and stockholder of HighwayMaster Communications, Inc. since September 1989. Prior to joining Erin Mills, Mr. Quinn served as a senior officer in Magna International Inc. and Barrincorp, both publicly traded companies, and he served as a partner in the public accounting firm of Ernst & Young. Currently Mr. Quinn is also a Director of MotorVac Technologies, Inc.

         JOHN T. STUPKA - DIRECTOR SINCE JUNE 1998

         Mr. Stupka, age 49, has served as President, Chief Executive Officer and a director of SkyTel Communications, Inc., formerly known as Mobile Telecommunication Technologies Corp., since August 1996. Prior to joining SkyTel, Mr. Stupka served as Senior Vice President - Strategic Planning of SBC Communications, Inc. from August 1995 to August 1996 and as President and Chief Executive Officer of Southwestern Bell Mobile Systems, Inc. from November 1985 to August 1995. Mr. Stupka is also a director of CellStar Corp.


EXECUTIVE OFFICERS

         JANA A. BELL - PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR FOR HIGHWAY MASTER COMMUNICATIONS, INC. AND HIGHWAYMASTER CORPORATION SINCE SEPTEMBER 1998

         Please refer to page 3 for information regarding Ms. Bell.


         J. RAYMOND BILBAO - GENERAL COUNSEL AND SECRETARY FOR HIGHWAYMASTER COMMUNICATIONS, INC. AND HIGHWAYMASTER CORPORATION SINCE FEBRUARY 1999

         Mr. Bilbao, age 32, was initially employed by HighwayMaster Corporation in June 1997 as Associate General Counsel. He served in that position until February 1999, when he was promoted to General Counsel and Secretary of HighwayMaster Communications, Inc. and HighwayMaster Corporation. From September 1996 to June 1997, Mr. Bilbao was a Senior Associate Attorney at Neligan & Averch, LLP, a Dallas-based law firm, where he represented technology clients in corporate and litigation matters. From September 1995 to September 1996, Mr. Bilbao was employed by Value-Added Communications, Inc., a Dallas-based telecommunications company, last serving as its Vice President and General Counsel. Mr. Bilbao was an associate attorney at Haney & Tickner, P.C., from 1993 to 1995, and at Renfro, Mack & Hudman, P.C., from 1992 to 1993, both Fort Worth law firms. In 1992, Mr. Bilbao earned his law degree at St. Mary's University in San Antonio, Texas serving as a writer for the St. Mary's Law Journal. Mr. Bilbao is licensed to practice law in Texas.


         MARC BRINGMAN - VICE PRESIDENT OF INFORMATION TECHNOLOGY FOR HIGHWAYMASTER CORPORATION SINCE JUNE 1998

         Since joining HighwayMaster Corporation in March 1996, Mr. Bringman, age 49, has served HighwayMaster Corporation in a number of positions including Director of Network Operations from July 1997 to March 1998 and Vice President of Performance Development from February to June of 1998. From 1993 to 1996, Mr. Bringman was an independent consultant providing training in leadership, quality, change management, problem solving and career development. During much of this period Mr. Bringman also held an area management position with Southland Corporation in the Pacific Northwest. From 1981 through 1991 Mr. Bringman was employed by Pacific Bell and held a number of key technical leadership positions, last serving as a Director managing all usage processing. From 1974 to 1981, Mr. Bringman served as an officer in the U.S. Air Force specializing in electronic warfare and communications.

         TODD A. FELKER - SENIOR VICE PRESIDENT, SALES AND MARKETING FOR HIGHWAYMASTER CORPORATION SINCE JUNE 1998

         From May 1994 to June 1998, Mr. Felker, age 38, was employed in several marketing management and product planning positions of increasing responsibility for AT&T Wireless, last serving as its Vice President of Marketing, Central Area which encompassed 15 states, 1.6 million customers and over $1 billion in annual revenue. From May 1989 to May 1994, Mr. Felker held Manager of Marketing Development and Director of Marketing positions at Crown Media, Inc. and a predecessor, Cencom Cablevision. From June 1982 to May 1989, Mr. Felker worked with D'Arcy Masius Benton & Bowles, an advertising firm, where he last served as a Manager of Media Planning and Research developing and implementing media plans for Southwestern Bell Telephone and Banquet Frozen Foods.


         ROBERT W. LAMERE - SENIOR VICE PRESIDENT OF TRANSPORTATION SYSTEMS FOR HIGHWAYMASTER CORPORATION SINCE MARCH 1997

         Mr. LaMere, age 46, has over 14 years of experience in information systems. From 1993 to March 1997, he served as the General Manager of Spirit Systems, the division of Burlington Motor Carriers responsible for all of its data and telecommunications needs and a support and services provider to other transportation companies. From 1990 to 1993, Mr. LaMere served as the Vice President of Information Systems at Burlington Motor Carriers.


         CAROLYN D. LOCKE - DIRECTOR OF HUMAN RESOURCES FOR HIGHWAYMASTER CORPORATION SINCE 1992

         Ms. Locke, age 51, has over 23 years experience in various positions in human resources, benefits administration and employee relations. From 1988 to 1992, Ms. Locke served as Employee Relations Manager for Pearle Vision, Inc., and from 1975 to 1988, she was employed by McDonald's Corporation in several positions of increasing responsibility, last serving as a Human Resources Regional Manager.


         WILLIAM H. MCCAUSLAND - SENIOR VICE PRESIDENT, OPERATIONS FOR HIGHWAYMASTER CORPORATION SINCE SEPTEMBER 1998

         Mr. McCausland, age 38, has worked with HighwayMaster Corporation since January 1996. Prior to becoming Senior Vice President, Operations in September 1998, he served as Senior Vice President and General Manager, AutoLink. From September 1996 to March 1998, Mr. McCausland served HighwayMaster Corporation as Senior Vice President, Network Operations and from January 1996 to September 1996 as Vice President, Business Alliances. From May 1993 to January 1996, Mr. McCausland was employed by GTE-TSI, initially as Director of Industry Relations, and was an Assistant Vice President and General Manager when he left to join HighwayMaster Corporation. From May 1987 to May 1993, Mr. McCausland worked for CommNet Cellular, Inc. (formerly known as Cellular, Inc.), where he was employed in a variety of positions, most recently, Vice President of Customer Support Services. From May 1984 to May 1987, Mr. McCausland worked in a variety of management positions for a cellular reseller that has since been acquired by Southwestern Bell Mobile Systems.


         BRAD E. POPOFF - SENIOR VICE PRESIDENT, CUSTOMER SERVICE OPERATIONS FOR HIGHWAYMASTER CORPORATION SINCE SEPTEMBER 1996

         Mr. Popoff, age 45, served HighwayMaster Corporation as Senior Vice President, Marketing from November 1993 to September 1996, as Vice President, Operations and Engineering from December 1992 until November 1993, as Vice President, Operations, from September 1992 until December 1992, and as Director of Marketing from April 1992 until September 1992. From 1986 until April 1992, Mr. Popoff was employed as Vice President of Sales and Marketing of Burlington Motor Carriers, where he was responsible for 22 western states in the United States and Mexico. Mr. Popoff held various operations, sales and sales management positions with Schneider National, Inc., a trucking company, from 1980 until 1986, and served as Manager of Operations of Mead Paper Corporation's private fleet, where he was employed from 1974 until 1980.


         GORDON D. QUICK - EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER FOR HIGHWAYMASTER CORPORATION SINCE JANUARY 1995

         Prior to joining HighwayMaster Communications, Inc. and HighwayMaster Corporation, Mr. Quick, age 51, served for more than 20 years with GTE Corporation, where, among other things, he held a variety of marketing, planning and general management positions with the Telephone Operations Group and the Information Services Group. In 1990, he was named Vice President of Marketing and Business Development, and in January 1992 he was named Vice President and General Manager of GTE-Telecommunications Services, Inc., a principal business unit of GTE. Mr. Quick was involved in developing the initial services provided to HighwayMaster Corporation under contract with GTE-TSI.


         W. MICHAEL SMITH - SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER FOR HIGHWAYMASTER COMMUNICATIONS, INC. AND HIGHWAYMASTER CORPORATION SINCE NOVEMBER 1998

         Mr. Smith, age 34, joined HighwayMaster Communications, Inc. and HighwayMaster Corporation after serving from 1997 to 1998 as Vice President of Finance and Chief Financial Officer for TPN, Inc., a provider of digital satellite programming. Mr. Smith was employed by AT&T Wireless Services from 1994 to 1997, where he served as Director of Financial Planning and Control from 1994 to 1996 and as Director of Finance and Controller from 1996 to 1997. Prior to his employment at AT&T Wireless, Mr. Smith practiced public accounting for Arthur Anderson & Co., last serving as a financial consultant and audit manager primarily representing high technology clients. Mr. Smith earned a Masters in Accounting at the University of North Texas and is a Certified Public Accountant.


         STEPHEN P. TACKE - VICE PRESIDENT AND CONTROLLER FOR HIGHWAYMASTER CORPORATION SINCE AUGUST 1995

         From August 1996 to August 1997, Mr. Tacke, age 52, served as acting Chief Financial Officer of HighwayMaster Communications, Inc. and HighwayMaster Corporation. From July 1991 through August 1995, Mr. Tacke was an independent financial consultant. Prior to July 1991, Mr. Tacke practiced public accounting for 22 years with PriceWaterhouse, last serving as an audit partner.


         KEN VANDAGRIFF - VICE PRESIDENT OF NETWORK OPERATIONS AND PRODUCT SUPPORT OF HIGHWAYMASTER CORPORATION SINCE JUNE 1998

         Since January 1995, Mr. Vandagriff, age 43, has served HighwayMaster Corporation in several positions of increasing responsibility including Director of Customer Care, Director of Technical Services, Director of Information Technology and Director of System Architecture. From 1989 to 1993, Mr. Vandagriff was employed at Ventura Software, holding management positions in product support, quality assurance and information technology. From 1978 to 1988, Mr. Vandagriff served Xerox Corporation in various management and technology positions.

         KENNETH R. WESTERLAGE - SENIOR VICE PRESIDENT, ENGINEERING & TECHNOLOGY DEVELOPMENT FOR HIGHWAYMASTER CORPORATION SINCE SEPTEMBER 1996

         Mr. Westerlage, age 38, served HighwayMaster Corporation as Vice President of Software Development from November 1995 to September 1996 and as Director of Software Development from September 1991 to November 1995. Prior to November 1995, he worked for over eight years in the aerospace industry at General Dynamics in a variety of systems design and development capacities.


         TODD WHISENANT - DIRECTOR OF MATERIALS OPERATIONS AND DISTRIBUTION FOR HIGHWAYMASTER CORPORATION SINCE NOVEMBER 1998

         From February to November 1998, Mr. Whisenant, age 35, served as HighwayMaster Corporation's Director of Program Management. From 1996 to 1997, Mr. Whisenant worked for Motorola as a Product Quality Manager for the Advanced Messaging Group. From 1993 to 1996, Mr. Whisenant was Corporate Director of Quality for Intellicall, Inc. in the private payphone industry. From 1991 to 1993, Mr. Whisenant was employed as Quality Manager for the Passenger Seat Division of Weber Aircraft in the aerospace industry. Mr. Whisenant began his career at Texas Instruments where he worked in a variety of operations and quality management positions from 1984 to 1991.

         There are no family relationships among the directors and executive officers of HighwayMaster Communications, Inc. or HighwayMaster Corporation.


ORGANIZATION OF THE BOARD OF DIRECTORS AND MEETINGS

         The Board of Directors is comprised of six directors. Four directors are employees or represent certain of the principal beneficial owners of HighwayMaster Communication, Inc.'s common stock. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions." All directors serve until the next annual meeting of the stockholders or until their respective successors are duly elected and qualified.

         During 1998, the Board of Directors held 15 special meetings. The standing committees of the Board of Directors currently consist of a Compensation Committee, an Audit Committee and a Nominating Committee.

         The Compensation Committee is responsible for the administration of, and the determination of strategy and policy matters related to, the Amended and Restated 1994 Stock Option Plan. The Compensation Committee currently is composed of Gerry C. Quinn, Terry S. Parker and Stephen L. Greaves. The Compensation Committee met three times during 1998. The Compensation Committee also reviews the compensation of Jana A. Bell and other company executives, as necessary. None of the Compensation Committee members is an officer or employee of HighwayMaster Communications, Inc. or HighwayMaster Corporation, and none holds options granted under HighwayMaster Communication's, Inc. Stock Option Plan.

         The Audit Committee, with management and HighwayMaster Communication, Inc.'s independent accountants, determines the adequacy of internal controls and other financial reporting matters. The Audit Committee, composed of William C. Kennedy, Jr., Terry S. Parker and Gerry C. Quinn, met three times during 1998.

         The Nominating Committee was formed pursuant to the Amended Stockholders' Agreement between HighwayMaster Communications, Inc. and certain of its shareholders which requires the Board of Directors to select a three-member Nominating Committee composed of one "Erin Mills" director, one "By-Word" director and one "Carlyle" director. The Nominating Committee also considers and makes nominations for additional outside directors for election to the Board of Directors. During 1998, the Nominating Committee was composed of Gerry C. Quinn as the Erin Mills member, William C. Saunders as the By-Word member and Terry S. Parker in lieu of the Carlyle member, to serve until such time, if any, as Carlyle selects a board member who is appointed to the Nominating Committee. In November 1998, John T. Stupka replaced Mr. Parker on the committee, and in December 1998, Mr. Saunders resigned



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


from the committee. As of the date of this proxy statement, the vacancy created by Mr. Saunders' resignation had not been filled. The Nominating Committee did not meet during 1998. See "Certain Relationships and Related Party Transactions." The Nominating Committee will consider nominees recommended by our stockholders. Any stockholder wishing to make a nomination should send a letter providing the name, address, phone number and resume of the nominee to our offices, to the attention of the Nominating Committee.

         During 1998, each director attended at least 75% of the meetings of the Board of Directors and of the meetings of committees on which he or she served.


INDEMNIFICATION

         HighwayMaster Communications, Inc. indemnifies each person who is or was:

         o a director, officer, employee or agent of HighwayMaster Communications, Inc.; or

         o serving at HighwayMaster Communications, Inc.'s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts incurred in that capacity. HighwayMaster Communications, Inc. will indemnify only for actions taken:

         o in good faith in a manner the indemnified person reasonably believed to be in or not opposed to the best interests of HighwayMaster Communications, Inc.; or

         o    with respect to criminal proceedings which were not unlawful.

         o HighwayMaster Communications, Inc. will also advance to the indemnified person payments incurred in defending a proceeding to which indemnification might apply provided, the recipient agrees to repay all such advanced amounts if it is ultimately determined that such person is not entitled to be indemnified. The Bylaws specifically provide that the indemnification rights granted thereunder are nonexclusive.

         o In accordance with the Bylaws and the Amended Stockholders' Agreement between HighwayMaster Communications, Inc. and certain of its stockholders, HighwayMaster Communications, Inc. has purchased insurance on behalf of its directors and officers in amounts it believes to be reasonable.


COMPENSATION OF DIRECTORS

         The Board of Directors has the authority to fix the compensation of directors. The Bylaws and the Amended Stockholders' Agreement provide that directors may be reimbursed for reasonable expenses for their services to HighwayMaster Communications, Inc., and may be paid either a fixed sum for attendance at each Board of Directors meeting or a stated salary as director. HighwayMaster Communications, Inc. currently reimburses its directors for travel expenses. HighwayMaster Communications, Inc. provides Terry S. Parker, John T. Stupka and William C. Kennedy, Jr. with annual directors' fees of $25,000 each. HighwayMaster Communications, Inc. has granted each of Terry Parker and John Stupka options to purchase 3,798 shares of common stock at exercise prices of $7.58 and $2.50 per share, respectively. These options were not granted pursuant to HighwayMaster Communications, Inc.'s Stock Option Plan, and therefore, unlike options granted under the plan, such options have not been registered under the Securities Act of 1933, as amended.

         In addition to his services as a director, Mr. Parker performed consulting services for HighwayMaster Corporation in connection with the AutoLink venture and related cellular communications matters for part of 1998. Pursuant to this consulting arrangement, Mr. Parker received approximately $62,500 in fees during 1998. Mr. Parker's agreement with HighwayMaster Corporation terminated in March 1998. HighwayMaster Corporation does not anticipate that it will pay Mr. Parker any consulting fees during 1999.

COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

GENERAL

                           SUMMARY COMPENSATION TABLE

         The following is a table describing compensation awarded, paid to or earned by the Chief Executive Officer and the other four most highly compensated executive officers (rounded to the nearest dollar), for each of the last three fiscal years. Some of the persons named below are employed by HighwayMaster Corporation pursuant to employment contracts. Those contracts are described on page 16.

                                                                                                LONG TERM
                                                                         ANNUAL               COMPENSATION
                                                                      COMPENSATION               AWARDS
                                                                      ------------            ------------
                                                                                               SECURITIES
                                                                                               UNDERLYING           ALL OTHER
                     NAME AND                                     SALARY        BONUS           OPTIONS/          COMPENSATION
                PRINCIPAL POSITION                    YEAR       (DOLLARS)    (DOLLARS)       SARS (SHARES)       (DOLLARS)(1)
                ------------------                    ----       ---------    ---------       -------------       ------------

Jana A. Bell                                          1998        130,538       80,000           500,000               --
President and Chief Executive Officer for             1997          --           --                --                  --
HighwayMaster Communications, Inc. and                1996          --           --                --                  --
HighwayMaster Corporation

William C. Kennedy, Jr.                               1998        342,231        --                --                450,000
Interim Chairman of the Board for                     1997        439,230        --                --                  --
HighwayMaster Communications, Inc. and                1996        399,300        --                --                  --
HighwayMaster Corporation

William H. McCausland                                 1998        147,396       45,000           20,000                --
Senior Vice President, Operations for                 1997        127,083       35,000             --                  --
HighwayMaster Corporation                             1996        104,603       15,000           30,000              65,000

J. Philip McCormick                                   1998        218,750        --                --                  --
Former Executive Vice President and Chief             1997        92,949         --              51,000                --
Financial Officer for HighwayMaster                   1996          --           --                --                  --
Communications, Inc. and HighwayMaster
Corporation

Brad E. Popoff                                        1998        160,290        --                --                  --
Senior Vice President, Customer Service               1997        127,167        --                --                  --
Operations for HighwayMaster Corporation              1996        118,333        --              10,000                --

Gordon D. Quick                                       1998        364,639        --                --                  --
Executive Vice President and Chief                    1997        331,490        --                --                34,089
Operating  Officer for HighwayMaster                  1996        301,354        --              40,000                --
Corporation

William C. Saunders                                   1998        425,565        --              100,000             300,000
Former President and Chief Executive                  1997        439,230        --                --                  --
Officer for HighwayMaster Communications, Inc.        1996        399,300        --                --                  --
and HighwayMaster Corporation

----------------------------------

(1)      The components of All Other Compensation are:

         o William C. Kennedy, Jr. was paid severance upon the termination of his employment contract with HighwayMaster Corporation.

         o Robert W. LaMere, William H. McCausland and Gordon D. Quick were paid for relocation expenses, including amounts due in taxes on actual relocation expenses paid by HighwayMaster Corporation.

         Mr. Popoff's salary in 1998 included $23,832 in sales commissions. The officers included in the table did not receive any annual compensation other than salary or bonus, except for certain perquisites and other personal benefits which are not shown. Those amounts are not included in the table because the aggregate amount of such compensation, if any, for each officer during the fiscal year did not exceed the lesser of $50,000 or 10% of his total reported salary and bonus.

         Stock Options. HighwayMaster Communications, Inc. grants options to certain of its executive officers and employees under the Stock Option Plan. As of December 31, 1998, HighwayMaster had granted options to purchase a total of 1,954,186 shares, 1,946,590 of which were outstanding under the Stock Option Plan, and options to purchase 627,973 shares remained available for grant thereunder. The additional options representing 7,596 shares were granted to directors and are not governed by a formal plan.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table describes the number of options granted to the Chief Executive Officer and HighwayMaster Corporation's other four most highly compensated executive officers during the year ended December 31, 1998 and certain other information relating to such options. During 1998, the Board of Directors repriced certain options that had been granted on various dates ranging from May 1994 through June 1998, and for Mr. Saunders, extended the term for exercise of options as described below. For purposes of the following table, except for Mr. Saunder's options, the options that were repriced in 1998 are not included as options granted during 1998. For additional information regarding the option repricing, please see the table on page 15.

                                                                                                         POTENTIAL REALIZABLE
                                                                                                           VALUE AT ASSUMED
                                                                                                            ANNUAL RATES OF
                                                                                                              STOCK PRICE
                                                                                                           APPRECIATION FOR
                                                         INDIVIDUAL GRANTS                                    OPTION TERM
                                 ------------------------------------------------------------------   ---------------------------
                                    NUMBER OF        PERCENT OF
                                   SECURITIES       TOTAL OPTIONS
                                   UNDERLYING        GRANTED TO        EXERCISE OR       EXPIR-
                                     OPTIONS          EMPLOYEES         BASE PRICE        ATION
             NAME                  GRANTED(1)      IN FISCAL YEAR     ($ PER SHARE)       DATE             5%            10%
             ----                  ----------      --------------     -------------      -----             --            ---

Jana A. Bell                         70,000              8%               $1.19          5/29/04        $111,630      $147,571
                                     400,000             46%              $1.00          8/12/04        $616,380      $708,624
                                     30,000             3.4%              $1.19          9/18/04         $47,841       $63,245
William C. Kennedy, Jr.                --                --                --              --              --            --
William H. McCausland                20,000             2.3%              $1.19          9/18/04         $31,895       $42,163
J. Philip McCormick                    --                --                --              --              --            --
Brad E. Popoff                         --                --                --              --              --            --
Gordon Quick                           --                --                --              --              --            --
William C. Saunders                  100,000            11.5%             $1.19             1/30/98        --            --

----------------------

         (1) Ms. Bell's options vest on each of the first, second and third anniversaries of the date of the grant. For all other grants, options vest 20% on the date of the grant and in 20% increments on each of the first, second, third and fourth anniversaries of the date of the grant. In addition, the grant to Mr. Saunders represents options that were granted previously, repriced and for which the exercise period was extended at the time of repricing. Those options would have fully vested in March 1999 if he had still been an employee of HighwayMaster Corporation at that time; however, because he resigned as Chairman of the Board of Directors in December 1998, the options were canceled and no vesting occurred.

         In the event an optionee's position as an employee of HighwayMaster Communications, Inc. or a subsidiary terminates for any reason, unless otherwise provided in the applicable stock option agreement or applicable employment agreement, the optionee may exercise the option during the 60-day period following such termination, to the extent that the option was exercisable on the date of termination of the optionee's employment. All options that are not exercisable on the date of termination are forfeited.


             AGGREGATED OPTION EXERCISES AND YEAR END OPTION VALUES

         The following table sets forth:

         o the number of options exercised by the Chief Executive Officer and HighwayMaster Corporation's four additional most highly compensated executive officers;

         o    the number of options held by them as of December 31, 1998; and

         o the value of unexercised and exercised options held by them as of December 31, 1998, calculated as the closing price per share of the common stock on the last day of the fiscal year, which was $1.125, less the option exercise price, multiplied by the number of shares.

                                                                               NUMBER OF
                                                                         SECURITIES UNDERLYING               VALUE OF UNEXERCISED
                                         OPTION EXERCISES                 UNEXERCISED OPTIONS                IN-THE-MONEY OPTIONS
                                            DURING 1998                  AT DECEMBER 31, 1998                AT DECEMBER 31, 1998
                                   --------------------------            --------------------                --------------------
                                     NUMBER OF
                                      SHARES
                                     ACQUIRED          VALUE
             NAME                  ON EXERCISE       REALIZED    EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
             ----                  -----------       --------    -----------      -------------      -----------      -------------

Jana A. Bell                            --              --            --             500,000              --             $62,500
William C. Kennedy, Jr.                 --              --            --                --                --                --
William H. McCausland                   --              --          22,000            28,000              --                --
J. Philip McCormick (1)                 --              --          17,000            34,000              --                --
Brad E. Popoff                          --              --          27,974            4,000               --                --
Gordon D. Quick (1)                     --              --         165,305            16,000              --                --
William C. Saunders (1)                 --              --         393,478           100,000              --                --

----------------------

         (1) Mr. McCormick's employment with HighwayMaster Corporation terminated on November 13, 1998. He had until January 12, 1998 to exercise the 17,000 options that were then exercisable. Mr. McCormick did not exercise such options, and the options have now terminated. Mr. Quick's employment with HighwayMaster Corporation will terminate on April 30, 1999, and he will have until June 29, 1999 to exercise the 165,305 options that currently are exercisable, at which time, all unexercised options will terminate. Mr. Saunders employment with HighwayMaster Corporation terminated December 1, 1998. Mr. Saunders had until January 30, 1999 to exercise the options. Mr. Saunders did not exercise such options, and the options have now terminated.

         The Board of Directors and its Compensation Committee intend to further the interests of HighwayMaster Communications, Inc.'s stockholders by tying a substantial portion of executive compensation to the market value of our common stock. Toward this end, we have designed our Stock Option Plan to support our ability to attract and retain qualified management and other personnel necessary for our success and progress. In the second half of 1998, we restructured our management and operations, and in connection with this restructuring and in order to further the interests of our stockholders by retaining qualified management and other personnel, the Board of Directors determined that it was necessary to reprice the option grants that were outstanding.

         Effective September 18, 1998, the Board of Directors repriced all outstanding stock options for those employees remaining at HighwayMaster Corporation after the restructuring. On September 18, 1998, the closing price of HighwayMaster Communications, Inc.'s common stock on NASDAQ was $1.188, and the Board of Directors repriced options representing 611,390 shares of common stock at $1.19 per share. The repriced options originally had been issued by HighwayMaster Communications, Inc. at exercise prices ranging from $3.75 to $10.25 per share. The Board of Directors amended terms of the options only to reflect a new exercise price, and did not amend any terms relating to expiration dates, except that the exercise date for 100,000 options held by Mr. Saunders was extended. Because Mr. Saunders' employment terminated in December 1998, however, his options since have terminated.

         The following table sets forth information regarding the option repricing. We have not included any information for individuals who owned options that were not repriced.

                           TEN-YEAR OPTION REPRICINGS

                                                   NUMBER OF        MARKET
                                                  SECURITIES       PRICE OF       EXERCISE                      LENGTH OF ORIGINAL
                                                  UNDERLYING       STOCK AT       PRICE AT         NEW             OPTION TERM
                                                    OPTIONS         TIME OF       TIME OF        EXERCISE          REMAINING AT
           NAME                         DATE       REPRICED        REPRICING      REPRICING       PRICE         DATE OF REPRICING
           ----                         ----       --------        ---------      ---------       -----         -----------------

Jana A. Bell                        09/18/98        70,000           $1.19          $3.75         $1.19        5 years, 8 months
President & Chief Executive
Officer for HighwayMaster
Communications, Inc. and
HighwayMaster Corporation

J. Raymond Bilbao                   09/18/98         7,000           $1.19          $8.88         $1.19        5 years
General Counsel & Secretary for
HighwayMaster
Communications, Inc. and
HighwayMaster Corporation

Todd A. Felker                      09/18/98        30,000           $1.19          $3.81         $1.19        5 years, 9 months
Senior Vice President, Sales &
Marketing for HighwayMaster
Corporation

Robert W. LaMere                    09/18/98        30,000           $1.19         $10.25         $1.19        4 years, 7 months
Senior Vice President,
Transportation Systems for
HighwayMaster Corporation

Carolyn D. Locke                    09/18/98        10,000           $1.19          $7.75         $1.19        3 years, 7 months
Director of Human Resources for
HighwayMaster Corporation

William H. McCausland               09/18/98        30,000           $1.19          $7.58         $1.19        3 years, 5 months
Senior Vice President, Operations
for HighwayMaster Corporation

                                                   NUMBER OF        MARKET
                                                  SECURITIES       PRICE OF       EXERCISE                      LENGTH OF ORIGINAL
                                                  UNDERLYING       STOCK AT       PRICE AT         NEW             OPTION TERM
                                                    OPTIONS         TIME OF       TIME OF        EXERCISE          REMAINING AT
           NAME                         DATE       REPRICED        REPRICING      REPRICING       PRICE         DATE OF REPRICING
           ----                         ----       --------        ---------      ---------       -----         -----------------

Brad E. Popoff                      09/18/98        22,790           $1.19          $7.58         $1.19        1 year, 9 months
Senior Vice President, Customer     09/18/98         9,184           $1.19          $7.75         $1.19        3 years, 7 months
Service Operations for
HighwayMaster Corporation

William C. Saunders                 09/18/98        100,000          $1.19          $7.58         $1.19        1 year, 9 months
Former President & Chief
Operating Officer for
HighwayMaster
Communications, Inc. and
HighwayMaster Corporation

Wesley E. Schlenker                 09/18/98        11,304           $1.19          $7.58         $1.19        1 year, 9 months
Former Secretary & General          09/18/98        10,000           $1.19          $7.75         $1.19         3 years, 7 month
Counsel for HighwayMaster
Communications, Inc. and
HighwayMaster Corporation

Stephen P. Tacke                    09/18/98        10,000           $1.19          $7.75         $1.19        3 years, 7 months
Vice President & Controller for
HighwayMaster Corporation

Ken Vandagriff                      09/18/98         5,000           $1.19         $10.25         $1.19        4 years, 7 months
Vice President, Network
Operations & Product Support
for HighwayMaster Corporation

Kenneth R. Westerlage               09/18/98        56,974           $1.19          $7.58         $1.19        1 year, 9 months
Senior Vice President,              09/18/98        10,000           $1.19          $7.75         $1.19        3 years, 7 months
Engineering & Technology
Development for HighwayMaster
Corporation

Jeffrey G. Wisocki                  09/18/98        46,974           $1.19          $7.58         $1.19        1 year, 9 months
Former Senior Vice President,       09/18/98        10,000           $1.19          $7.75         $1.19        3 years, 7 months
Customer Development for
HighwayMaster Corporation


                                            COMPENSATION COMMITTEE

                                            Stephen L. Greaves
                                            Terry S. Parker
                                            Gerry C. Quinn

         Savings Plan. HighwayMaster Corporation has a 401(k) Retirement Investment Profit-Sharing Plan that covers all of its employees once they become eligible to participate. Pursuant to the 401(k) Plan, employees may contribute up to 20% of their pre-tax earnings. The maximum amount of contributions and forfeitures by any employee each year is $10,000. HighwayMaster Corporation is not required to make any contributions to the 401(k) Plan and did not make any contributions during 1998.


EMPLOYMENT AGREEMENTS

         HighwayMaster Corporation has entered into employment agreements with Ms. Bell and Messrs. McCausland, Felker and Smith. The terms of these employment agreements generally provide that such officers are eligible to receive stock options in HighwayMaster Communications, Inc. and to participate in the incentive bonus plan for executive officers. In addition, the agreements prohibit the officers from competing with the business of HighwayMaster Communications, Inc. or HighwayMaster Corporation during the term of their employment and for two years after their employment is terminated. In the event of termination without "cause", the employment agreements provide for severance payments equal to the remaining amount of salary payable under the contract and for continued vesting of all stock options that were granted during employment and that had not expired at the time of the termination. The following paragraphs present the additional details of the employment agreements with each of Ms. Bell and Messrs. McCausland, Felker and Smith.

         Jana A. Bell. The agreement with Ms. Bell, as amended, provides for Ms. Bell's employment as President and Chief Executive Officer through December 14, 1999. Under the terms of the amended agreement, Ms. Bell is paid an annual salary of $300,000 and in September 1998 received a bonus of $50,000. In addition, Ms. Bell is eligible to receive annual bonuses of up to 50% of her base salary following her first year of employment with HighwayMaster Corporation.

         William H. McCausland. The agreement with Mr. McCausland provides for Mr. McCausland's employment as Senior Vice President, Network and Customer Operations of HighwayMaster Corporation through June 3, 2001. Under the terms of the agreement, Mr. McCausland is paid an annual salary of $150,000 and is eligible for discretionary bonuses pursuant to the incentive bonus plan for executive officers. For more information regarding the incentive bonus plan, please refer to page 25.

         Todd A. Felker. The agreement with Mr. Felker provides for Mr. Felker's employment as Senior Vice President, Director of Marketing of HighwayMaster Corporation through June 3, 2001. Under the terms of the agreement, Mr. Felker is paid an annual salary of $150,000 and is eligible for discretionary bonuses pursuant to the incentive bonus plan for executive officers. For more information regarding the incentive bonus plan, please refer to page 25.

         W. Michael Smith. The agreement with Mr. Smith provides for Mr. Smith's employment as Chief Financial Officer of HighwayMaster Corporation through December 14, 1999. Under the terms of the agreement, Mr. Smith is paid an annual salary of $150,000 and is eligible for discretionary bonuses pursuant to the incentive bonus plan for executive officers. For more information regarding the incentive bonus plan, please refer to page 25.


RELEASE AGREEMENTS

         HighwayMaster Corporation had previously entered into employment agreements with Messrs. Kennedy, Saunders and Quick. During 1998, the employment of Messrs. Kennedy and Saunders terminated, and Mr. Quick's employment will terminate on April 30, 1999. HighwayMaster Corporation has entered into releases with each of Messrs. Kennedy, Saunders and Quick whereby Messrs. Kennedy, Saunders and Quick each provided a release to HighwayMaster Communications, Inc. and HighwayMaster Corporation from any and all claims which they might have against HighwayMaster Communications, Inc. and HighwayMaster Corporation arising out of their employment including the following terms:

         William C. Kennedy. In September 1998, Mr. Kennedy's employment with HighwayMaster Corporation terminated, and on September 30, 1998, HighwayMaster Corporation and Mr. Kennedy entered into an Agreement and General Release. Pursuant to the terms of the release, HighwayMaster Corporation paid Mr. Kennedy severance compensation of $450,000, and Mr. Kennedy agreed to serve as a director of HighwayMaster Communications, Inc. and HighwayMaster Corporation for annual compensation of $25,000. The Board of Directors has the ability to request the Mr. Kennedy resign as a director at any time.

         William C. Saunders. In September 1998, HighwayMaster Corporation and Mr. Saunders entered into a second amendment of Mr. Saunders' employment agreement. The amendment provided that Mr. Saunders would no longer serve as the President and Chief Executive Officer, but would serve as the Chairman of the Board for an annual salary of $400,000. The amendment to the agreement provided for a severance payment of $300,000 to Mr. Saunders in the event of termination of his employment after December 1, 1998. In December 1998, Mr. Saunders' employment with HighwayMaster Corporation terminated. Mr. Saunders also signed an acknowledgment indicating that he had no claims against HighwayMaster Communications, Inc. and HighwayMaster Corporation, except for the severance payment and insurance obligations.

         Gordon D. Quick. In December 1998, HighwayMaster Corporation and Mr. Quick entered into a Mutual Separation and Release. Pursuant to the terms of the release, Mr. Quick would continue to work for HighwayMaster Corporation for $30,502.10 per month through January 15, 1999 and from January 16, 1999 through April 30, 1999, Mr. Quick would work for $33,552.30 per month. In addition, under the release, HighwayMaster Corporation will pay Mr. Quick severance compensation of at least $434,797 on May 1, 1999, subject to certain service-based increases that do not exceed $60,000. Subsequent to his termination, Mr. Quick has agreed to provide HighwayMaster Corporation up to 40 hours of certain consulting services upon reasonable request of HighwayMaster Corporation.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Jana A. Bell, the President and Chief Executive Officer of HighwayMaster Communications, Inc. and HighwayMaster Corporation and member of the Board of Directors, annually reviews and adjusts the salary structures of executive officers who are not subject to employment agreements. Such decisions are subject to review by the Board of Directors. The Board of Directors annually reviews Ms. Bell's compensation package.


              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

AMENDED STOCKHOLDERS' AGREEMENT

         General. HighwayMaster Communications, Inc. and certain of its stockholders entered into a Stockholders' Agreement, dated as of February 4, 1994. In connection with transactions with SBC Communications, Inc. consummated on September 27, 1996 and described below, the parties to the Stockholders' Agreement amended and restated the agreement in order to add Southwestern Bell Wireless Holdings, Inc., an affiliate of SBC, as a party thereto and to revise certain related provisions of the agreement. The Amended Stockholders' Agreement contains provisions relating to, among other things:

         o restrictions on the transfer of shares of common stock by the stockholders who are parties thereto;

         o the grant of registration rights by HighwayMaster Communications, Inc. to the stockholders who are parties thereto; and

         o the election of members of HighwayMaster Communications, Inc.'s Board of Directors.

         As used in the following summary of the Amended Stockholders' Agreement, the following terms have the following definitions:

         o "Erin Mills Stockholders" means Erin Mills International Investment Corporation and The Erin Mills Investment Corporation;

         o "Carlyle Stockholders" means Carlyle-HighwayMaster Investors, L.P., Carlyle-HighwayMaster Investors II, L.P., TC Group, L.L.C., and Mark D. Ein; and

         o "By-Word Stockholders" means William C. Kennedy, Jr., Donald M. Kennedy, William C. Saunders, and Robert T. Hayes.

         o    "SBC" means SBC Communications, Inc.

         Right of First Refusal. Under the terms of the Amended Stockholders' Agreement, the Erin Mills Stockholders, the Carlyle Stockholders, William C. Kennedy, Jr. and William C. Saunders (the "First Refusal Stockholders") granted a right of first refusal to SBC with respect to all shares of common stock owned by them. Subject to certain exceptions, the right of first refusal requires that, prior to selling any shares of common stock, a First Refusal Stockholder must offer such shares for sale to SBC in accordance with the terms of the Amended Stockholders' Agreement. In addition, any transferee who receives common stock from a First Refusal Stockholder must execute an agreement making them subject to the right of first refusal provisions of the Amended Stockholders' Agreement.

         Registration Rights. The Amended Stockholders' Agreement provides the Erin Mills Stockholders, the Carlyle Stockholders, the By-Word Stockholders and SBC with certain piggyback registration rights. Accordingly, if at any time HighwayMaster Communications, Inc. proposes to register any shares of its common stock (or securities convertible into or exchangeable for, or options, warrants or other rights to acquire common stock) under the Securities Act of 1933 (other than registrations on Form S-4 or Form S-8), such stockholders have the right to include shares of common stock held by them in any such registration. However, if the inclusion of shares of Common Stock pursuant to the piggyback registration provisions is reasonably determined by the managing underwriter or underwriters to materially adversely affect the success of the proposed offering, HighwayMaster Communications, Inc. may exclude certain shares from the offering.

         The Amended Stockholders' Agreement also provides certain parties with demand or other registration rights. In particular, the agreement provides that HighwayMaster Communications, Inc. will register one-half of the 1,818,018 shares of common stock issued to the Erin Mills Stockholders and certain of the Carlyle Stockholders on or after March 31, 1997 and the remaining shares on or after September 27, 1997. The Erin Mills Stockholders and the Carlyle Stockholders waived their rights to cause HighwayMaster Communications, Inc. to register shares, although they reserved the right to revoke such waiver at any time. The Carlyle Stockholders registered their shares pursuant to the registration described below under the heading "Registration Statement on Form S-3."

         In addition, under the Amended Stockholders' Agreement, in certain instances, some of the stockholders who are parties to the agreement have the right to demand that HighwayMaster Communications, Inc. register the shares of common stock held by them on up to two separate occasions. However, if the Board of Directors of HighwayMaster Communications, Inc. reasonably determines that, due to a pending or contemplated acquisition or disposition, a demand registration would have a material adverse effect on HighwayMaster Communications, Inc., HighwayMaster Communications, Inc. may defer such registration for a period of no more than 180 days. In addition, HighwayMaster Communications, Inc. may exclude certain shares from any public offering if a managing underwriter or underwriters engaged in connection with such demand registration, or the holders of a majority of the registerable securities that are subject to the demand registration, determine that the number of shares of common stock proposed to be sold pursuant to the demand registration provisions exceeds the amount that can be sold without causing a material adverse effect to HighwayMaster Communications, Inc.

         Election of Directors. The Amended Stockholders' Agreement provides that the parties will take all action necessary to ensure that the Board of Directors of HighwayMaster Communications, Inc. consists of:

         o    two directors designated by the Erin Mills Stockholders;

         o    one director designated by the Carlyle Stockholders;

         o    two directors designated by the By-Word Stockholders;

         o    two independent directors; and

         o upon the occurrence of certain events discussed below, one director designated by SBC.

The Erin Mills Stockholders have designated Gerry C. Quinn and Stephen L. Greaves to serve as directors. The Carlyle Stockholders have declined to exercise their right to designate a director. The By-Word Stockholders have designated William C. Kennedy, Jr. to serve as a director. Terry S. Parker and John T. Stupka serve as independent directors.

         Under certain antitrust provisions of the Communications Act of 1934, as amended by the Telecommunications Act of 1996, as amended, and current Federal Communications Commission regulations, SBC is currently not permitted to offer for sale landline, interLATA long distance service. SBC has applied to the FCC for relief from such regulations. If such regulatory relief is granted, the Series D Preferred Stock that is owned by SBC will be converted into Class B Common Stock, the number of directors will be increased by one, and SBC will be entitled to designate one member of HighwayMaster Communications, Inc.'s Board of Directors. In addition, if at any time after the conversion of Series D Preferred Stock into Class B Common Stock, SBC and its affiliates beneficially own 20% or more of the outstanding common stock on a fully-diluted basis (including in such calculation securities owned by SBC that are convertible into common stock), the number of directors again will be increased by one, and SBC will be entitled to designate a second member of the Board of Directors. Currently, SBC is permitted to designate a non-voting delegate to the Board of Directors to attend all meetings and receive all materials distributed to directors of HighwayMaster Communications, Inc.

         In general, no stockholder or group of stockholders will be entitled to designate any director if the percentage of the outstanding common stock beneficially owned by such stockholder or group of stockholders falls below 5%. Each of the Erin Mills Stockholders and the By-Word Stockholders must own at least 20% of the outstanding common stock for the right to designate two directors or at least 5% for the right to designate one director. In calculating share ownership for purposes of this minimum ownership requirement, the agreement provides that certain shares issuable upon conversion of convertible securities or upon the exercise of outstanding options, warrants or rights will be included as owned.


SBC TRANSACTIONS

         Sale of Series D Preferred Stock and Warrants. On September 27, 1996, HighwayMaster Communications, Inc. and SBC entered into a purchase agreement pursuant to which HighwayMaster Communications, Inc. sold 1,000 shares of a new series of its preferred stock, designated as Series D Participating Convertible Preferred Stock, to SBC for $20.0 million. The Series D Stock is convertible into shares of Class B common stock, a new class of stock created by an amendment to HighwayMaster Communication, Inc.'s Certificate of Incorporation in January 1997.

         On September 27, 1996, in connection with the sale of Series D Stock to SBC, HighwayMaster Communications, Inc. issued warrants to SBC, pursuant to which SBC is entitled to purchase from HighwayMaster Communications, Inc. 3,000,000 shares of common stock at an exercise price of $14.00 per share and 2,000,000 shares of common stock at an exercise price of $18.00 per share, in each case subject to adjustment to prevent dilution.

         Other Agreements. On September 27, 1996, HighwayMaster Corporation, Inc. entered into a Technical Services Agreement with SBC. Under this agreement, SBC or one or more of its affiliates will provide HighwayMaster Corporation with certain technical and advisory services in connection with, among other things, the operation and improvement of its communications transmission system. In addition, under the terms of the SBC purchase agreement, if SBC obtains regulatory relief, HighwayMaster Communications, Inc. promptly thereafter will be required to cause HighwayMaster Corporation to enter into a Voice and Data Services Agreement with an affiliate of SBC. The voice and data services agreement, if entered into by the parties, will provide that HighwayMaster Corporation will purchase long distance and other voice and data services from an SBC affiliate.

         In August 1998, HighwayMaster Corporation entered into an agreement with member companies of SBC whereby such member companies purchased 11,500 mobile units, customized proprietary software and accompanying services from HighwayMaster Corporation for an initial term of one year. In the first quarter of 1999, HighwayMaster Corporation entered into a second agreement with these SBC companies that extended the initial one-year term to three years. Subsequently, the SBC companies ordered an additional 3,140 mobile units. In the aggregate, these agreements represent the largest purchase and service contract that HighwayMaster Corporation has entered into to date. The agreements require HighwayMaster Corporation to perform certain product modifications and software development for SBC in substantial conformance with technical specifications set forth in the contract. The terms of the agreement provide that SBC may receive up to a 100% refund of amounts paid to HighwayMaster Corporation if HighwayMaster Corporation is unable to deliver mobile units and services which substantially comply with the technical specifications of the agreement.

         In March 1999, HighwayMaster Corporation entered into an agreement with Southwestern Bell Mobile Systems, Inc. Under this agreement, Southwestern Bell Mobile Systems, Inc. will provide certain administrative and billing services to HighwayMaster Corporation in connection with HighwayMaster Corporation's provision of enhanced services to its end users. Currently, these services have been provided to HighwayMaster Corporation by GTE Wireless, Inc.; however, HighwayMaster Corporation has begun to transition the services to Southwestern Bell Mobile Systems, Inc. The agreement provides that HighwayMaster Corporation will complete the transition period by September 1999, and the initial term of the agreement is three years.


REGISTRATION STATEMENT ON FORM S-3

         On September 18, 1998, HighwayMaster Communications, Inc. completed a registration of certain warrants and warrant shares under the Securities Act of 1933, as amended, when the Securities and Exchange Commission declared its registration statement on Form S-3 to be effective. HighwayMaster Communications, Inc. was required to register these warrants and warrant shares under a warrant registration rights agreement it entered into as part of a debt offering completed in 1997. Under the terms of the warrant registration rights agreement, HighwayMaster Communications, Inc. is required to use its best efforts to keep the registration statement continuously effective until either the warrants expire or they all have been exercised, whichever occurs first. However, during any consecutive 365-day period, HighwayMaster Communications, Inc. may temporarily halt the effectiveness of the registration statement on up to two occasions for no more than 45 consecutive days if certain conditions are met. The temporary halt must be in connection with a proposed acquisition, business combination or other development affecting HighwayMaster Communications, Inc., and the Board of Directors must determine that disclosure of the proposed development would not be in the best interests of HighwayMaster Communications, Inc. HighwayMaster Communications, Inc. will not receive any proceeds from the sale of the warrants by the selling warrant holders. However, if or when any warrants are exercised, HighwayMaster Communications, Inc. will receive the exercise price for the warrant shares. During 1998, no warrants were sold and no warrant shares were exercised.

         HighwayMaster Communications, Inc. provided all eligible parties under the Amended Stockholders' Agreement notice of their opportunity to piggyback the registration of their HighwayMaster Communications, Inc. common stock in connection with the Registration Statement on Form S-3. The Carlyle Stockholders were the only eligible parties who exercised such piggyback rights, and the Carlyle Shareholders are offering all 2,723,468 shares beneficially owned by them to the public under the Registration Statement. During 1998, the Carlyle Stockholders did not sell any common stock pursuant to the offering.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information, as of March 31, 1999, regarding beneficial ownership of the common stock and the percentage of total voting power held by:

         o each stockholder who is known by HighwayMaster Communications, Inc. to own more than five percent of the outstanding common stock;

         o    each director;

         o    each executive officer; and

         o    all directors and executive officers as a group.

Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares. The beneficial ownership information is based on the most recent Schedule 13D or 13G filed with the Securities and Exchange Commission by the named stockholders. The numbers in the column titled "Number of Shares of Common Stock Beneficially Owned" do not include any shares underlying stock options that are exercisable within 60 days of March 31, 1999, as such shares are addressed separately under the heading "Options Exercisable Within 60 Days."

                                                            Number of Shares         Options          Percent of
                                                             of Common Stock       Exercisable          Class
                                                              Beneficially          Within 60        Beneficially
Name of Holder                                                    Owned                Days             Owned
--------------                                                    -----                ----             -----

Erin Mills Stockholders(1)................................      9,088,326               --              36.4%
Radley Court, Suite 200
Collymore Rock
St. Michael, Barbados
West Indies

Southwestern Bell Wireless Holdings, Inc. (2).............      6,600,000               --              21.0%
17330 Preston Road
Suite 100A
Dallas, Texas 75252

Carlyle Stockholders (3)..................................      2,723,468               --              10.9%
1001 Pennsylvania Avenue, N.W.
Suite 220 South
Washington, D.C. 20004-2505


Jana A. Bell..............................................          --                23,333               *

William C. Kennedy, Jr....................................      2,014,318               --               8.1%

Stephen L. Greaves (4)....................................          --                  --                --

Terry S. Parker...........................................          --                3,798                *

Gerry C. Quinn (4)........................................       272,650                --               1.1%

John T. Stupka............................................          --                3,798                *

                                                            Number of Shares         Options          Percent of
                                                             of Common Stock       Exercisable          Class
                                                              Beneficially          Within 60        Beneficially
Name of Holder                                                    Owned                Days             Owned
--------------                                                    -----                ----             -----

Brad E. Popoff............................................        5,000               29,974              *

William H. McCausland.....................................        2,500               38,000               *

J. Philip McCormick.......................................        2,000                 --                 *

Gordon D. Quick...........................................        2,000              173,305             1.0%

All directors and executive officers as a group  (19
   persons)...............................................      2,302,328            419,182            10.9%

-----------
*        Less than 1%
(1) This includes 9,061,310 shares of common stock owned of record by Erin Mills International Investment Corporation and 27,016 shares owned of record by The Erin Mills Investment Corporation. Pursuant to an agreement with the Erin Mills Stockholders, Mr. Quinn has a right to acquire up to 272,650 of the shares of HighwayMaster Communications, Inc. held by the Erin Mills Stockholders.
(2) This includes 1,600,000 shares of common stock issuable to Southwestern Bell Wireless Holdings, Inc. upon the conversion of 1000 shares of convertible Series D Preferred Stock and 5,000,000 shares of common stock issuable to SBW upon the exercise of warrants.
(3)      This includes:
         o 2,222,799 shares owned of record by Carlyle-HighwayMaster Investors, L.P.;
         o 209,354 shares owned of record by Carlyle-HighwayMaster Investors II, L.P.; and
         o     291,315 shares of record owned by TC Group, L.L.C.
         All of these entities are deemed to have beneficial ownership of the shares owned of record by each such other entity.
(4) Messrs. Quinn and Greaves are affiliated with the Erin Mills Stockholders, and they both disclaim beneficial ownership of the shares owned by the Erin Mills Stockholders. However, pursuant to an agreement with the Erin Mills Stockholders, Mr. Quinn has a right to acquire up to 272,650 of the shares of HighwayMaster Communications, Inc. held by such stockholders. As a result, only 272,650 of the Erin Mills Stockholders' shares are included in the table for Mr. Quinn, and none of the Erin Mills Stockholders' shares are included in the table for Mr. Greaves.

         Under the Amended Stockholders' Agreement, certain of HighwayMaster Communications, Inc.'s stockholders have agreed to vote the shares of common stock held by them with respect to certain matters as specified therein, and accordingly, they may be deemed to beneficially own all the shares of common stock subject to the Amended Stockholders' Agreement. As of March 31, 1999, 17,417,411 shares of common stock, representing 69.8% of the outstanding shares of common stock at March 31, 1999, were subject to the Amended Stockholders' Agreement. All of the parties to the Amended Stockholders' Agreement who have filed Schedule 13Ds or Schedule 13Gs with the Securities and Exchange Commission have disclaimed beneficial ownership to any shares of common stock held by any other party to the Amended Stockholders' Agreement as a result of such agreement. As a result, the share ownership information in the table above does not include all of the shares subject to the Amended Stockholders' Agreement for each stockholder party thereto. For additional information regarding the Amended Stockholders' Agreement, please refer to page 18.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

         Section 16(a) of the Exchange Act requires HighwayMaster Communications, Inc.'s directors and executive officers, and persons who own more than ten percent of a registered class of HighwayMaster Communications, Inc.'s equity securities to file with the Commission initial statements of beneficial ownership of securities and subsequent changes in beneficial ownership of HighwayMaster Communications, Inc. Officers, directors and greater-than-ten-percent stockholders are required by the Commission's regulations to furnish HighwayMaster Communications, Inc. with copies of all
Section 16(a) forms they file.

         To HighwayMaster Communications, Inc.'s knowledge, based solely on a review of the copies of such reports furnished to HighwayMaster Communications, Inc. and written representations that no other reports were required, during the fiscal year ended December 31, 1998, its officers, directors and greater-than-ten-percent beneficial owners timely complied with all section 16(a) filing requirements applicable to them.


         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         Our Compensation Committee has prepared its report on 1998 executive compensation as required by rules of the Commission. This report provides specific information regarding compensation of HighwayMaster Communications, Inc.'s President and Chief Executive Officer and its executive officers as a group.


COMPENSATION POLICIES

         HighwayMaster Corporation structures compensation of its executives in a manner that is intended to be competitive in the marketplace and to link compensation to the long-term business objectives of HighwayMaster Corporation and the enhancement of stockholder value. HighwayMaster Corporation has retained certain executives pursuant to long-term employment contracts which govern their compensation and others are evaluated on an ongoing basis. See "Directors and Executive Officers -- Employment Agreements." In determining an executive's total compensation package, the Compensation Committee considers several factors, including improvements in overall corporate or business unit performance; increases in installed customer base; development efforts that result in greater efficiency or competitive advantages to HighwayMaster Corporation; and the level of responsibility, prior experience, satisfaction of individual performance goals and comparable industry compensation levels for an equivalent position.

         Decisions concerning compensation of executive officers with employment contracts have been made by the Compensation Committee with the approval of the Board of Directors. Those executives whose salaries are not established by employment contract are set by the Chief Executive Officer, the Chief Operating Officer or the Chief Financial Officer and are subject to review by the Compensation Committee and the Board of Directors. The Board of Directors has delegated to the Compensation Committee, which currently consists of Gerry C. Quinn, Terry S. Parker and Stephen L. Greaves, the task of discussing strategy and policy matters related to the Stock Option Plan, although it also reviews other forms of compensation from time to time. None of the members of the Compensation Committee is an officer or employee of HighwayMaster Communications, Inc. or HighwayMaster Corporation or holds options granted under the Stock Option Plan.


COMPENSATION OBJECTIVES

         HighwayMaster Corporation compensates its executives in a manner that is intended to:

         o    be competitive in the marketplace;

         o    link compensation to long-term business objectives; and

         o    link compensation to the enhancement of stockholder value.

Certain executives have been retained pursuant to long-term employment contracts which govern their compensation and others are evaluated on an ongoing basis. HighwayMaster Corporation considers both objective and subjective criteria in determining an executive's compensation package. These factors include:

         o    improvements in overall corporate performance;

         o    improvements in business unit performance;

         o    increases in installed customer base;

         o development efforts that result in greater efficiency or competitive advantage;

         o    level of responsibility;

         o    prior experience;

         o    satisfaction of individual performance goals; and

         o    comparable industry compensation for an equivalent position.


COMPONENTS OF COMPENSATION

         HighwayMaster Corporation offers compensation to executive officers that includes base salary, short-term cash incentive compensation in the form of a bonus, if appropriate, and long-term incentive compensation in the form of stock option grants. These elements are addressed separately.

         Base Salaries. Those executives whose salary structures are not established by employment agreements are subject to annual adjustment by the Chief Executive Officer, the Chief Operating Officer or the Chief Financial Officer. These adjustments and are subject to review by the Compensation Committee and the Board of Directors, based on the compensation policies described above. The Compensation Committee and the Board of Directors may also consider such other factors in executive salary decisions as market competition, inflation and other equity considerations. Salary increases reflect job changes, promotions, market adjustment reviews and ordinary increases. Executive salary increases in 1998 ranged from 0% to 30%. As per their employment agreements, Messrs. Kennedy and Saunders received a 10% increase in salary during 1998. Also, as per his employment agreement and his Mutual Separation and Release agreement, Mr. Quick received a 10% increase in his salary effective January 1999.

         1998 Short-term Incentives - Cash Bonuses and Commissions. In 1998 and preceding years, HighwayMaster Corporation's policy was to award cash bonuses based on HighwayMaster Corporation's performance on a company-wide or a case-by-case basis. Under this policy and under the terms of the then-existing employment arrangements, the Board of Directors envisioned that bonuses for the executive officers would be tied to our profitability and would be discretionary. As reflected in the Summary Compensation Table on page 10 of this proxy statement, in 1998, Ms. Bell and Mr. McCausland received bonuses. See "Directors and Executive Officers -- Employment Contracts" and "Compensation of Certain Executive Officers - Summary Compensation Table."

         1999 Short-term Incentives - Cash Bonuses and Commissions. HighwayMaster Corporation has implemented an incentive bonus plan for the members of the senior business team who report directly to the chief executive officer. Under the incentive bonus plan in 1999, HighwayMaster Corporation may pay each such person a bonus of up to 15% of his or her base salary if he or she achieves certain defined goals and objectives. Half of the available bonus is tied directly to the financial performance of HighwayMaster Corporation, and the remaining half is tied to defined organizational goals by the individual's functional area of responsibility. HighwayMaster Corporation's chief executive officer retains the sole discretion to determine whether any executive achieved his or her goals and is entitled to receive the bonus. While Ms. Bell does not participate in the incentive bonus plan, she is eligible to receive a bonus under her employment agreement. For additional information regarding Ms. Bell's prospective bonus, please refer to page 17.

         Long-term Incentives - Stock Option Grants. The Compensation Committee selects certain executive officers of HighwayMaster Communications, Inc. and HighwayMaster Corporation to receive stock options to purchase shares of common stock, which include both incentive stock options and nonqualified stock options pursuant to the terms of the Stock Option Plan. In the case of the Chief Executive Officer or the Chief Financial Officer, the Board of Directors makes this selection. The Compensation Committee administers the Stock Option Plan, determines those officers or other employees to whom options will be granted and prescribes the terms and conditions of such options, which need not be identical even for similarly situated employees.

         The Board of Directors and its Compensation Committee intend to further the interests of HighwayMaster Communications, Inc.'s stockholders by tying a substantial portion of executive compensation to the market value of our common stock. Toward this end, we have designed our Stock Option Plan to support our ability to attract and retain qualified management and other personnel necessary for our success and progress. Therefore, effective September 18, 1998, the Board of Directors repriced certain outstanding stock options. For additional information regarding the repricing, please refer to page 15.

         HighwayMaster Communications, Inc. granted new options representing a total of 797,500 shares to executive officers during 1998.


POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

         Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the U.S. corporate income tax deduction for compensation paid to each executive officer named in the summary compensation table in the proxy statement of a public company to $1 million for each year, unless certain requirements are met. For fiscal 1998, the limitation imposed by Section 162(m) did not apply to the compensation paid to any executive officers. Therefore, the Board of Directors has taken no action in response to Section 162(m). The Board of Directors will consider actions to qualify compensation for deduction should it appear that the limits of 162(m) will be exceeded, but will retain the discretion to pay non-deductible compensation if that would be in the best interests of HighwayMaster Communications, Inc. and HighwayMaster Corporation and their stockholders under the circumstances.


SUMMARY

         The Compensation Committee believes that HighwayMaster Communications, Inc.'s and HighwayMaster Corporation's executive compensation policies and actions provide their executive officers with the appropriate incentives to achieve HighwayMaster Communications, Inc.'s and HighwayMaster Corporation's short and long-term goals and to enhance stockholder value.

                                                     COMPENSATION COMMITTEE

                                                     Stephen L. Greaves
                                                     Terry S. Parker
                                                     Gerry C. Quinn

                                PERFORMANCE GRAPH

         The following graph compares total stockholder returns of HighwayMaster Communications, Inc. since its initial public offering of common stock on June 22, 1995 to two indices:

         o the NASDAQ CRSP Total Return Index for the NASDAQ Stock Market, U.S. companies (the "NASDAQ- US Index"), and

         o the NASDAQ CRSP Total Return Index for Telecommunications Stocks (the "NASDAQ-Industry Index").

         The total return for HighwayMaster Communications, Inc.'s stock and for each index assumes $100 invested on June 22, 1995 in HighwayMaster Communications, Inc.'s common stock, the NASDAQ-US Index and the NASDAQ-Industry Index, including the reinvestment of dividends, although cash dividends have never been declared on HighwayMaster Communications, Inc.'s stock. HighwayMaster Communications, Inc.'s common stock is traded on the NASDAQ SmallCap Market and is a component of both the NASDAQ-US Index and the NASDAQ-Industry Index.

            COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT SINCE HIGHWAYMASTER COMMUNICATIONS, INC.'S INITIAL PUBLIC OFFERING ON JUNE 22, 1995

                                [CHART]


          Nasdaq US Index   Nasdaq Telecomm Index      HWYM
          ---------------   ---------------------      ----
6/22/95        100.000             100.000            100.000
12/31/95       112.568             114.864             52.532
12/31/96       138.426             117.453             91.772
12/31/97       169.826             173.924             28.800
12/31/98       238.731             284.020              5.696


         The closing price of the common stock on the last trading day of the 1998 fiscal year was $1.125 per share. Historical stock price performance is not necessarily indicative of future price performance.

         THE MATERIAL IN THE REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH IS NOT "SOLICITING MATERIAL," IS NOT DEEMED FILED WITH THE COMMISSION AND IS NOT TO BE INCORPORATED BY REFERENCE INTO ANY FILING OF HIGHWAYMASTER COMMUNICATIONS, INC. UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WHETHER MADE BEFORE OR AFTER THE DATE HEREOF AND IRRESPECTIVE OF ANY GENERAL INCORPORATION LANGUAGE IN ANY FILING.

ANNUAL REPORT ON FORM 10-K

         We will furnish a copy of our Annual Report on Form 10-K for 1998, as filed with the Commission, without exhibits, without charge to any person requesting a copy thereof in writing and stating that such person is a beneficial holder of shares of our common stock on the Record Date for the Annual Meeting. If you are a beneficial owner of shares and would like to make a request for a copy of our Annual Report, please send a written requests to Investor Relations, 1155 Kas Drive, Richardson, Texas 75081.


OTHER MATTERS

         The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                       By Order of the Board of Directors

                                       /s/ J. RAYMOND BILBAO

                                       J. RAYMOND BILBAO
                                       Secretary

April 27, 1999

                                     PROXY

                       HIGHWAYMASTER COMMUNICATIONS, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 25, 1999

   THIS PROXY IS SOLICITED ON BEHALF OF HIGHWAYMASTER COMMUNICATIONS, INC.'S
                               BOARD OF DIRECTORS

     The undersigned hereby appoints Jana Ahlfinger Bell and J. Raymond Bilbao, and each of them, proxies for the undersigned with full power of substitution, to vote all shares of HighwayMaster Communications, Inc.'s Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of HighwayMaster Communications, Inc., Dallas, Texas, on Tuesday, May 25, 1999 at 1:30 P.M., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

     PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE, NO BOXES NEED TO BE CHECKED.
-------------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE


                                     (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

-------------------------------------------------------------------------------
                            *FOLD AND DETACH HERE*

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

                                                            PLEASE MARK
                                                            YOUR VOTE AS
                                                            INDICATED IN
                                                            THIS EXAMPLE      X


                                                            WITHHELD
                                             FOR            FOR ALL
Item 1--ELECTION OF DIRECTORS
        Jana Ahlfinger Bell,
        Stephen L. Greaves
        William C. Kennedy, Jr.,
        Terry S. Parker,
        Gerry C. Quinn,
        John Stupka


WITHHELD FOR ONE OR MORE NOMINEES: (Write that nominee's name in the space provided below).

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                                       FOR   AGAINST   ABSTAIN
Item 2--RATIFICATION OF THE APPOINTMENT OF
        PRICEWATERHOUSECOOPERS LLP AS THE
        COMPANY'S INDEPENDENT AUDITORS FOR 1999.

                            I PLAN TO ATTEND MEETING

                            COMMENTS/ADDRESS CHANGE
                        Please mark this box if you have
                        written comments/address change
                              on the reverse side.

                     Receipt is hereby acknowledged of the
                  HighwayMaster Communications, Inc. Notice of
                          Meeting and Proxy Statement.

Signature(s)                                                Date
            -----------------------------------------------      ---------------
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such
                             *FOLD AND DETACH HERE*